INTERIM CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

(Unaudited - prepared by Management)

1

2004

Suite 510, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3A8
Telephone: 604.684.2285 Facsimile: 604.684.8887 Toll Free: 1.800.789.ATNA email: atna@atna.com www.atna.com

ATNA RESOURCES LTD.
Interim Consolidated Balance Sheets
Canadian Funds

	As at Mar. 31, 2004 (Unaudited)	As at Dec. 31, 2003 (Audited)

ASSETS
Current
Cash and cash equivalents	$ 3,331,670	$ 3,691,757
Amounts receivable	13,864	12,175
Marketable securities	67,575	57,575
Prepaid expenses	19,850	7,993

	3,432,959	3,769,500
Equipment	80,818	41,355
Resource properties	9,862,585	9,736,561

	$ 13,376,362	$ 13,547,416

LIABILITIES
Current
Accounts payable	73,586	65,217

SHAREHOLDERS' EQUITY
Share capital (note 3)	36,603,790	36,524,790
2004 - 30,464,667 shares
2003 - 30,194,667 shares
Contributed surplus (note 4)	148,296	94,576
Deficit	(23,449,310)	(23,137,167)

	13,302,776	13,482,199

	$ 13,376,362	$ 13,547,416

APPROVED BY THE BOARD OF DIRECTORS
/s/ "Glen D. Dickson" _____________________________ Glen D. Dickson	/s/ "David H. Watkins" _____________________________ David H. Watkins

See accompanying notes

ATNA RESOURCES LTD.
Interim Consolidated Statements of Operations and Deficit
Canadian Funds
(Unaudited)

	For the three months Ended March 31,
	2004	2003

EXPENSES
Amortization	3,217	4,978
Exploration and business development	80,254	331,448
Listing and transfer agent fees	14,527	13,170
Office	11,586	14,345
Professional fees	5,961	18,631
Rent and services	20,936	14,560
Shareholder communications	49,135	40,497
Stock-based compensation expense (note 4)	53,720	--
Wages and benefits	68,674	35,626
Foreign exchange (gain) loss	(14,393)	51,683
Net (gain) loss on asset dispositions	39,775	(4,790)
Interest and other income	(21,249)	(16,668)

Net loss for the period	312,143	503,480
Deficit, beginning of period	23,137,167	21,372,232

Deficit, end of period	$ 23,449,310	$ 21,875,712

Loss per share	$ 0.01	$ 0.02

Weighted-average number of common shares
Outstanding	30,351,700	21,789,259

See accompanying notes

ATNA RESOURCES LTD.
Interim Consolidated Statements of Cash Flows
Canadian Funds
(Unaudited)

	For the three months Ended March 31,
	2004	2003

CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
Net loss for the period	$ (312,143)	$ (503,480)
Net adjustment for items not involving cash	96,712	188

	(215,431)	(503,292)
Changes in non-cash working capital components:
Amounts receivable	(1,689)	33,914
Prepaid expenses	(11,857)	1,303
Accounts payable	8,369	(189,337)
Value-added tax receivable	(11,669)	(4,280)

	(232,277)	(661,692)

INVESTING ACTIVITIES
Acquisition of resource properties*	(53,322)	(99,415)
Exploration and development	(96,196)	(95,274)
Purchase of assets	(41,392)	(36,616)

	(190,910)	(231,305)

FINANCING ACTIVITY
Stock options exercised	63,100	--

Net decrease in cash and cash equivalents	(360,087)	(892,997)
Cash and cash equivalents - beginning of period	3,691,757	3,687,711

Cash and cash equivalents - end of period	$ 3,331,670	$ 2,794,714

* Supplementary Cash Flow Disclosures

	2004	2003

Common Shares issued for property	$15,900	$27,000
Marketable securities received for property	$10,000	$ --

See accompanying notes

ATNA RESOURCES LTD.
Notes to the Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2004 and 2003
(Unaudited)

1. NATURE OF OPERATIONS

The Company is incorporated in British Columbia and involved in the acquisition of resource properties that are considered sites of potential economic mineralization, and is currently engaged in the exploration of these properties. Certain of the Company’s properties contain defined mineral resources that cannot be considered economic until a commercial feasibility study is carried out. The ability of the Company to realize the costs it has incurred to date on these properties is dependent upon its being able to develop a commercial ore body, to finance the required exploration and development costs, and to acquire environmental, regulatory and other such permits as may be required for the successful development of the property.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements for the interim periods ended March 31, 2004 and 2003 are prepared in accordance with accounting principles generally accepted in Canada and are unaudited, but in the opinion of management reflect all adjustments (consisting of generally normal recurring accruals) necessary for the fair presentation of the Company’s financial position, operations and cash flows for the interim periods presented. These interim financial statements should be read in conjunction with the Company’s annual financial statements, including the notes thereto, as at and for the years ended December 31, 2003 and 2002.

3. SHARE CAPITAL

(a) Authorized share capital of the Company consists of 100,000,000 common shares and 50,000,000 preferred shares without par value.

(b) Issued and fully paid:

	No. of Shares	Amount

Outstanding at December 31, 2003	30,194,667	$36,524,790
Issued for mineral properties	30,000	15,900
Issued for stock options	240,000	63,100

Outstanding at March 31, 2004	30,464,667	$36,603,790

(c) Stock Options and Warrants Outstanding at March 31, 2004:

Stocks options to purchase common shares have been granted to directors, employees and consultants of the Company at exercise prices determined by their market value on the date of the grant. At March 31, 2004, the Company had stock options outstanding for 1,840,000 common shares.

	Options	Weighted-Average Exercise Price $	Expiry Date Range
Options outstanding at 12/31/03	1,680,000	0.25	06/14/04 to 06/16/06
Exercised	(240,000)	0.26	12/05/05 to 06/16/06
Granted	400,000	0.50	01/09/07

Options outstanding at 3/31/04	1,840,000	0.31	06/14/04 to 01/09/07

3. SHARE CAPITAL (CONT'D)

As at March 31, 2004, the Company had warrants outstanding for 5,183,650 common shares, exercisable at prices ranging from $0.43 to $0.74 per prior to April 19, 2005.

4. CONTRIBUTED SURPLUS

In accordance with fair value accounting principles, the Company recorded $53,720 in non-cash compensation expense during the quarter in connection with the issuance of employee and director stock options. The offsetting credit was recorded in Contributed Surplus.

5. MINERAL PROPERTIES

The aggregate balances of deferred costs to date by property are as follows:

	March 31, 2004	Dec. 31, 2003

CANADA
British Columbia properties	$ 446,518	$ 446,451
Wolverine properties, Yukon	5,625,007	5,625,402
Other Yukon properties	2,324,668	2,324,654

	$8,396,193	$8,396,507

UNITED STATES
Arizona Properties	354,499	354,499
Nevada properties	1,015,226	893,625

	$1,369,725	$1,248,124

CHILE
Chilean properties	$ 96,667	$ 91,930

TOTAL RESOURCE PROPERTIES	$9,862,585	$9,736,561

Current Property Transactions

a. Searchlight Property, Nevada, USA

In an agreement dated January 17, 2004, the Company purchased a 100% interest on the Searchlight property by the issuance of 30,000 common shares.

b. Clover Property, Nevada, USA

The Company entered into a letter agreement with Grandcru Resources Corp. ("Grandcru") whereby Grandcru can earn up to a 55% interest in the Clover project by issuing an aggregate of 1,000,000 common shares (300,000 shares received) to the Company by June 1, 2007, incurring aggregate exploration expenditures of Cdn$2,500,000 by June 1, 2008. Grandcru may then earn an additional 15% interest by completing a bankable feasibility study on the property.

6. SEGMENTED INFORMATION

The Company operates in one industry segment - the exploration and development of mineral properties.

7. SUBSEQUENT EVENTS

In addition to items disclosed elsewhere in these notes, the following occurred during the period subsequent to March 31, 2004:

a. The Company gave notice to terminate the exclusive lease and right to purchase agreement on the Coal Canyon Property.

b. The Company granted certain employees and directors 425,000 stock options with an exercise price of $0.325 and an expiry date of April 20, 2007.